Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Atlas Technical Consultants, Inc. (formerly Boxwood Merger Corp.) (the “Company”) on Amendment No. 2 to Form S-1, of our report dated March 16, 2020, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2019 and 2018 and for the two years in the period ended December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on April 17, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

May 20, 2020